                                            Exhibit 2.1
ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is made as of May 18,
2004 by and among Power3 Medical Products, Inc., a New York corporation
("Buyer"), Advanced Bio/Chem, Inc. d/b/a ProtcEx, a Nevada corporation (the
"Company") and Steven B. Rash and Ira Goldknopf (collectively, the
"Shareholders"). Capitalized terms that are not defined elsewhere in this
Agreement are defined in Section 12. The Disclosure Letter, together with any supplements to the Disclosure Letter, is hereby incorporated in this Agreement, and made a part hereof, by this reference.

The Company desires to sell to Buyer, and Buyer desires to purchase from the Company, all of the Company's assets for the consideration and on the terms set forth in this Agreement. In consideration of the benefits that they will receive by virtue of the Contemplated Transactions, each of the Shareholders is agreeing to make the representations, warranties, and indemnifications in this
Agreement jointly and severally with the Company and each of the Shareholders is agreeing to enter into and be bound by a Non-competition Agreement
("Non-competition Agreement") and an Employment Agreement ("Employment
Agreement") containing, among other things, covenants respecting confidentiality, non-competition and non-solicitation, with Buyer.

NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. SALE AND TRANSFER OF ASSETS; CLOSING

1.1 ASSETS AND ASSUMED LIABILITIES

(a) Subject to the terms and conditions of this Agreement, at the
Closing the Company will sell, transfer, and convey to Buyer, free and clear of any Encumbrances, and Buyer will purchase from the Company, all assets of the Company (collectively, the "Assets"), including all of the
Company's right, title, and interest in and to the following assets:

(i) all rights under Applicable Contracts;

(ii) all tangible personal property owned, used or leased by the Company, wherever located;

(iii) all phone systems, fixtures and furniture and phone
numbers;

(iv) all trademarks, trademark applications, trade names,
Trade Secrets and any and all other intellectual property rights, including those derived, if any, from services previously rendered to customers and the right to sue for past infringements thereof;

(v) all software in which the Company has an interest
including source and object codes; all causes of action,
judgments, claims, and demands of any nature related to such software;

(vi) all customer lists, supplier lists, sales and marketing records and materials, problem lists, license and maintenance fee records, and other business records;

(vii) all current assets, including all cash, prepaid
expenses, and trade and other accounts and notes receivable;

(viii)all intangible property, including goodwill and
covenants not to compete; and

(ix) all right title and interest into the assumed name
ProtcEx.

(b) Subject to the terms and conditions of this Agreement, at the
Closing the Buyer will assume all of the Company's obligations arising on or after the date of the Closing under the Applicable Contracts listed in
Part 2.5 of the Disclosure Letter, except to the extent such liabilities and obligations are specifically excluded by this or the next paragraph of this Section 1.1(b), and the liabilities listed on Schedule 1.1(b)
(collectively, the "Assumed Obligations"). Notwithstanding anything to the contrary above, Buyer will not assume any liabilities or obligations of the Company if the existence of such liabilities or obligations either are, or give rise to or result from, facts or circumstances that constitute a misrepresentation or breach of the representations and warranties in Section 2 (irrespective of their period of survival in
Section 10.1), either as of the date of this Agreement or as of the
Closing Date as if made on the Closing Date. The Assumed Obligations are the only liabilities and obligations of the Company that Buyer will assume in connection with the Contemplated Transactions.

1.2 PURCHASE PRICE

The purchase price (the "Purchase Price") for the Assets will be paid partly by delivering 15,000,000 shares (the "Purchase Shares") of Common Stock of Buyer, $.001 par value per share (the "Buyer Shares").

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

The Company and the Shareholders, jointly and severally, represent and warrant to Buyer as follows:

2.1 ORGANIZATION AND GOOD STANDING

The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full power and authority to conduct its business as it is now being conducted, to own, hold under lease, or otherwise possess or use the properties and assets that it purports to own, hold under lease, or otherwise possess or use, and to perform all its obligations under the Contracts.

2.2 AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of the Company and each of the Shareholders, enforceable against the Company and each of the Shareholders in accordance with its terms. The Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. Each of the Shareholders has all requisite legal capacity to execute and deliver this Agreement and his
Employment Agreement, if applicable, and to perform his obligations thereunder. This Agreement and the Employment Agreement of each
Shareholder, if applicable, when executed, will constitute the legal, valid, and binding obligations of such Shareholder enforceable against him in accordance with their respective terms.

(b) Neither the execution and delivery of this Agreement or the
Employment Agreements, nor the consummation or performance of any of the
Contemplated Transactions will, directly or indirectly:

(i) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (A) any
provision of the organizational documents of the Company, (B) any resolution adopted by the board of directors (or any Person or group of Persons exercising similar authority) or the
Shareholders, (C) any Legal Requirement or any Order to which the
Company, any Shareholder or any of the Assets may be subject, or give any Governmental Body or other Person the right (with or without notice or lapse of time) to challenge any of the
Contemplated Transactions or to exercise any remedy or obtain any relief under any such Legal Requirement or Order; (D) any of the terms or requirements of, or give any Governmental Body the right
(with or without notice or lapse of time) to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental
Authorization that is held by the Company or that otherwise
relates to the Company's business or any of the Assets, or (E) any provision of, or give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, including the release of any asset or property of the
Company held in escrow, or to accelerate the maturity or
performance of, or to cancel, terminate, or modify, any Contract;

(ii) cause Buyer or the Company to become subject to, or to
become liable for the payment of, any tax or cause any of the
Assets to be reassessed or revalued by any taxing authority or other Governmental body;

(iii) result in (with or without notice or lapse of time) the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

(iv) require any notice to or Consent from any Person.

2.3 TITLE TO PROPERTIES; ENCUMBRANCES

The Company has good, sole and marketable right, title and interest to the
Assets, free and clear of any Encumbrances. The Company has the right to convey, and upon the consummation of the transactions contemplated by this Agreement, the Company will have conveyed and Buyer will be vested with, good and marketable title and interest in and to the Assets, free and clear of all
Encumbrances. The Company has not infringed, and is not infringing, on any copyright or Trade Secret of another person. Part 2.3 of the Disclosure Letter contains a complete list of all third party materials which are a component of or incorporated in or specifically required to develop or support any of the
Company's products ("Materials"), and a list of any restrictions on the
Company's unrestricted right to use, incorporate or distribute the Materials.
The Company is not in violation of any license, sublicense or agreement with respect to an Embedded Product. Neither the Company nor any Shareholder has
received any notice from any Person that is contrary to any of the foregoing representations.

2.4 LEGAL PROCEEDINGS; ORDERS

Except as set forth in Part 2.4 of the Disclosure Letter, there is no claim, counter-claim, action, suit, order, proceeding or investigation pending or, to the knowledge of the Company or the Shareholders, threatened against or involving the Company (or pending or threatened against any of the officers, directors or key employees of the Company), its business or the Assets, or relating to the transactions contemplated hereby, before any court, agency or other governmental body; nor is there any reasonable basis for any such claim, action, suit, proceeding or governmental investigation. Neither the Company nor any Shareholder is directly subject to or affected by any Order. Neither the
Company nor any Shareholder has received any opinion or memorandum or legal advice from legal counsel retained by them to the effect that any of them is exposed, from a legal standpoint, to any liability which may be material to the
Company's business or the Assets. The Company is not engaged in any legal action to recover monies due it or for damages sustained by it.

2.5 CONTRACTS; NO DEFAULTS

Part 2.5 of the Disclosure Letter contains a correct and complete list of every Applicable Contract, correct and complete copies of which previously have been furnished to the Buyer (or forms thereof, where form agreements are used;
provided that any and all deviations or changes to the forms in any individual case are described in Part 2.5 or the Disclosure Letter). Except as set forth in
Part 2.5 of the Disclosure Letter, all of the Applicable Contracts may be
assigned to Buyer without the consent, approval, novation or waiver of any third party. The Company is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default, under any Applicable Contract or any other obligation owed by the Company, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by any other party to any such Applicable
Contract or obligation. Each of the Applicable Contracts is in full force and effect, is valid and enforceable in accordance with its terms and is not subject to any claims, charges, setoffs or defenses. Without limiting the foregoing,
Part 2.5 of the Disclosure Letter includes a list of each licensing, distribution, maintenance or support, trial, beta test, consulting, development, escrow, sales, non-competition, reseller, and sales representative agreement, any other Applicable Contract containing covenants that in any way purport to restrict the Company's business activity or limit the freedom of the Company to engage in any line of business or to compete with any Person which relates to or affects the Assets or Buyer's right to use, sell, develop, modify, license or distribute the Assets.

2.6 INTELLECTUAL PROPERTY

(a) Part 2.6(a) of the Disclosure Letter contains a true and complete list of all copyrights, trademarks, service marks, trade names, patents, business names, domain names and other similar intangible property rights and interests (hereinafter sometimes individually and collectively referred to as the "Intellectual Property Rights") applied for, issued to or owned by the Company, under which the Company is licensed or franchised, or used in the conduct of the Company's business, all of which are valid and in good standing and uncontested, except as disclosed on Part 2.6(a) of the Disclosure Letter. The Company has
delivered to Buyer copies of all documents establishing the Intellectual
Property Rights. Except as disclosed on Part 2.6(a) of the Disclosure
Letter, the Company is not infringing upon or otherwise acting adversely to any Intellectual Property Right owned by any person or persons, and there is no such claim or action pending, or to the best knowledge of the
Company and the Shareholders threatened with respect thereto. The Company and the Shareholders have no knowledge that any Person is infringing on any Intellectual Property Right of the Company.

(b) The Company has taken all reasonable security measures to protect the secrecy, confidentiality, and value of the Trade Secrets, and any other persons who have knowledge of or access to information relating to the Trade Secrets have been put on notice and, if appropriate, have entered into agreements that the Trade Secrets are proprietary to the
Company and are not to be divulged or misused. All of the Trade Secrets are presently valid and protectable, are not part of the public domain, and have not been used, divulged, or appropriated for the benefit of any persons other than the Company or to the detriment of the Company. The
Company and the Shareholders have no knowledge that any Person is infringing on any Trade Secret of the Company.

(c) Part 2.6(c) of the Disclosure Letter contains a complete and accurate list of all software developed by the Company (the "Software").
The Company is in actual and sole possession of the complete source code of the Software and all Design Documentation. Except as set forth in Part
2.6(c) of the Disclosure Letter there are no defects in any Software, and there are no errors in any Design Documentation, which defects or errors would in any material respect affect the use of any Software or the functioning of any Software in accordance with the specifications for the
Software published by the Company or its customers, the Software has all the features described in the Design Documentation for that Software and materials made available to the Company's customers, and the Software does not contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms are commonly used in the computer software industry), or other software routines or hardware components designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of functions. The
Company has delivered to Buyer complete and accurate records of the
Company with respect to Software fixes (including fixes currently in progress), problem lists, maintenance of the Software, and customer complaints, and all warranty claims (including any pending claims) related to the Software are described in Part 2.6(c) of the Disclosure Letter.
Except as set forth in Part 2.6(c) of the Disclosure Letter, the Company has made no representations and warranties with respect to the Software.

2.7 DISCLOSURE

(a) No representation or warranty of the Company or the
Shareholders in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to Section 4.2 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

2.8 BROKERS OR FINDERS

Except as set forth in Part 2.8 of the Disclosure Letter, the Company, the
Shareholders and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

2.9 OWNERS; OWNERSHIP DOCUMENTS.

Part 2.9 of the Disclosure Letter sets forth the names and address of all persons who have any equity interest in the Company. There are no outstanding warrants, options, commitments or rights of any kind to acquire from the Company any equity or other security interest in the Company of any kind. The Company has delivered to Buyer true and complete copies of all agreements governing the operation of the Company and the rights and obligations of Shareholders of the
Company, including true and complete copies of the Company's Articles of
Incorporation, By Laws and all amendments thereto.

2.10 FINANCIAL STATEMENTS

(a) The Company has heretofore provided to Buyer true, complete and correct copies of (i) audited balance sheets, statements of operations, Shareholder's capital and cash flows for the Company (together with all notes and opinions thereto of independent auditors) for the fiscal years ended December 31, 2001 through December 31, 2003 and (ii)
unaudited balance sheets, statements of income, shareholder's equity capital and cash flows for the Company for the first quarter ending March
31, 2004 (collectively, the "Financial Statements"). The Financial
Statements have been prepared on the accrual basis and otherwise in conformity with GAAP and present fairly in all material respects the assets, liabilities, financial position and results of operations of the
Company.

(b) The Company shall provide to Buyer true and correct copies of unaudited interim balance sheets, statements, of income, operations,
Shareholder's capital and cash flow for the Company for each month and three month period (together with year-to-date statements) beginning with the statements for the month ending April 30, 2004 and through the month preceding the Closing (collectively, the "Interim Statements"). The
Interim Statements shall be prepared on the accrual basis and otherwise in conformity with GAAP (except for required and normal year-end adjustments)
and present fairly in all material respects the assets, liabilities, financial position and results of operations of the Company as of the respective dates and for the respective periods covered thereby.

2.11 OPERATIONS SINCE March 31, 2004

(a) Since March 31, 2004, there has been (i) no material adverse change in the Assets (individually or in aggregate), or the operations of the Company, no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future other than Buyer's purchase and use of the Assets and conditions attributable to the overall economy and e-commerce business in general and
(ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking, adversely affecting, in any material respect, the Assets or the operations of the Company.

(b) Since June 14, 1990, the Company has conducted its business in the ordinary course consistent with existing operating procedures and practices. Without limiting the generality of the foregoing, since June
14, 1999, except as set forth on Part 2.11(b),the Company has not:

(i) sold, leased, transferred or otherwise disposed of
(except in the ordinary course of business), or mortgaged or pledged, or imposed or suffered to be imposed by lien, charge or encumbrance on, any of the Assets;

(ii) canceled any debts owed to, or claims held by the
Company (including the settlement of any claims or litigation)
other than in the ordinary course of business consistent with past practice;

(iii) canceled or terminated any material contact,
relationship, lease or agreement or entered into and become bound by any material contract, relationship, lease or agreement;

(iv) delayed payment of any account payable or other
liability beyond its due date or the date when such liability would have been paid in the ordinary course of business consistent with the past practice;

(v) entered into, amended, waived or declared (or received a declaration of) default under any Contract;

(vi) made any distribution or other payment to any equity
owner; or

(vii) made any agreements, written or oral, to perform any of the above, other than this Agreement.

2.12 NO UNDISCLOSED LIABILITIES

The Company is not subject to any liability, commitment or obligation
(including unasserted claims whether known or unknown), whether absolute, contingent, accrued or otherwise, except as set forth on Schedule 1.1(b).

2.13 TAXES

Except as set forth in Part 2.13 of the Disclosure Letter, the Company has and will timely file all required federal, state, county and local income, excise, withholding, property, sales, use, franchise and other tax returns, declarations and reports which are required to be filed on or before the date hereof and the Closing, and has paid or reserved for all taxes which have become due pursuant to such returns or pursuant to any assessment which has become payable. All monies required to be withheld by the Company from employees for income taxes, social security, workmen's' compensation, unemployment insurance and other payroll taxes have been collected or withheld, and either paid to the respective governmental agencies, set aside in accounts for such purposes, or accrued, reserved against and entered upon the books of the Company. The returns, declarations and reports referred to in the previous sentences of this
Section 2.13 are or will be true and correct and reflect or will reflect accurately all taxable income or tax liabilities for the periods covered thereby. The Company has not received a notice that any examination of or proceeding with respect to any tax return or report has been scheduled or conducted. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of the Company.

2.14 ACCOUNTS RECEIVABLE

All accounts and notes receivable of the Company have arisen from bona fide transactions in the ordinary course of business, none of such accounts or notes receivable is subject to defense, counterclaim or set off, and none of the account debtors of such accounts or notes receivable is an affiliate of the
Company or any Shareholder.

2.15 EMPLOYEE RELATIONS

The Company does not have any employees.

3. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company as follows:

3.1 ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, its state of incorporation.

3.2 AUTHORITY; NO CONFLICT

(a) This Agreement and Buyer's Closing Documents constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and
Buyer's Closing Documents and to perform its obligations under this
Agreement and Buyer's Closing Documents.

(b) Neither the execution and delivery of this Agreement and
Buyer's Closing Documents by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the
Contemplated Transactions pursuant to: (i) any provision of Buyer's charter documents or bylaws; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or
Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement by Buyer or the consummation or performance of any of the Contemplated Transactions by Buyer.

3.3 CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's knowledge, no such Proceeding has been threatened (orally or in writing).

3.4 CAPITALIZATION

[Standard representations and warranties to follow]

3.5 BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents'
commissions or other similar payment in connection with this Agreement, except to Chapman, Spira & Carson, LLP.

4. COVENANTS OF THE COMPANY

4.1 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES

The Company and each Shareholder shall refrain from taking any action which would render any representation, warranty or covenant contained in Section
2 of this Agreement inaccurate as of the Closing Date. Not in limitation of the foregoing, between the date of execution of this Agreement and the Closing Date, neither the Company nor any Shareholder shall, without the prior written approval of Buyer: (a) enter into any Contract, (b) materially change billing practices or rates, (c) change salaries, bonuses or compensation structure of any employee, (d) issue any additional equity interest or any warrant, option, commitment or right of any kind to acquire from the Company any equity or other security interest in the Company of any kind, (e) merge, liquidate, consolidate, reorganize or change the organic structure of the Company, (f) make any distribution or other payment to any equity owner, or (g) make any commitment or agreement with respect to the any of foregoing.

4.2 NOTIFICATION

Between the date of this Agreement and the Closing Date, the Company and the Shareholders will promptly notify Buyer in writing if the Company or the
Shareholders become aware of any fact or condition that causes or constitutes a misrepresentation or breach of any of the Company's and the Shareholders'
representations and warranties as of the date of this Agreement, or if the
Company or any Shareholder becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a misrepresentation or breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change.
During the same period, the Company will promptly notify Buyer of the occurrence of any breach of any covenant of the Company in this Section 4 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 6 impossible or unlikely.

4.3 BEST EFFORTS

Between the date of this Agreement and the Closing Date, the Company will use its best efforts to cause the conditions in Section 6 to be satisfied.

4.4 ACCESS AND INVESTIGATION

During the period from the date of this Agreement to the Closing Date, the
Company will (i) afford Buyer and its Representatives full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data, (ii) furnish Buyer and its Representatives with copies of all such contracts, books and records, and other existing documents and data as
Buyer may reasonably request, and (iii) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as
Buyer may reasonably request.

4.5 REPAYMENT OF INDEBTEDNESS

Within five business days of the Closing Date, the Shareholders shall repay all outstanding indebtedness of the Company as of the Closing Date.

5. COVENANTS OF BUYER

5.1 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES

The Buyer shall refrain from taking any action which would render any representation, warranty or covenant contained in Section 3 of this Agreement inaccurate as of the Closing Date

5.2 NOTIFICATION

Between the date of this Agreement and the Closing Date, the Buyer will promptly notify the Company in writing if the Buyer becomes aware of any fact or condition that causes or constitutes a misrepresentation or breach of any of the
Buyer's representations and warranties as of the date of this Agreement, or if the Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a misrepresentation or breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

5.3 BEST EFFORTS

Between the date of this Agreement and the Closing Date, Buyer will use its best efforts to cause the conditions in Section 7 to be satisfied.

6. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

6.1 ACCURACY OF REPRESENTATIONS

Each of the Company's and the Shareholders' representations and warranties in this Agreement must have been accurate in all respects as of the date of this
Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the
Disclosure Letter.

6.2 THE COMPANY'S PERFORMANCE

(a) Each of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b) The Company must have delivered to Buyer each of the documents and items required to be delivered by the Company pursuant to Section 9.2, and each of the other covenants and obligations in Section 4.1 and Section
4.3 must have been performed and complied with in all respects.

6.3 CONSENTS

Each of the Consents identified in Part 2.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

6.4 NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or threatened (orally or in writing) against Buyer, or against any Related Person of Buyer, any material Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated
Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

6.5 NO CLAIM REGARDING ASSETS OR SALE PROCEEDS

There must not have been made or threatened (orally or in writing) by any
Person any claim asserting that such Person (a) has the right to acquire or obtain any interest in the Assets, or (b) is entitled to all or any portion of the Purchase Price payable for the Assets.

6.6 NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated
Transactions by the Company will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (i) any applicable Legal
Requirement or Order, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any
Governmental Body.

6.7 DISCLOSURE LETTER

Buyer's receipt and review and acceptance of the Disclosure Letter and the materials disclosed therein to Buyer's satisfaction within 10 business days of the date hereof.

6.8 DUE DILIGENCE

Buyer's satisfactory completion of its "due diligence" investigation relating to the Company's business and the Assets.

6.9 PRESIDENT'S VERIFICATION

Verification by the President of the Company's First Quarter Revenues, as
more fully set forth in Schedule 1.2.

7. CONDITIONS PRECEDENT TO COMPANY'S OBLIGATION TO CLOSE

The Company's obligation to sell the Assets and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions
(any of which may be waived by the Company, in whole or in part):

7.1 ACCURACY OF REPRESENTATIONS

Each of Buyer's representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

7.2 BUYER'S PERFORMANCE

(a) Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the
Closing must have been performed and complied with in all material respects.

(b) Buyer must have delivered to the Company each of the documents and payments required to be delivered by Buyer pursuant to Section 9.2.

7.3 CONSENTS

Each of the Consents identified in Part 2.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

7.4 NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or threatened (orally or in writing) against the Company and the Shareholders, or against any Person affiliated with the Company and the Shareholders, any material Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.5 NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated
Transactions by the Company will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Company and the Shareholders or any Person affiliated with the Company and the Shareholders to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any
Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Govern mental Body.

8. TERMINATION

8.1 TERMINATION EVENTS

This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a) by either Buyer or the Company if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

(b)

(i) by Buyer if any of the conditions in Section 6 has not
been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and
Buyer has not waived such condition on or before the Closing Date;
or

(ii) by the Company, if any of the conditions in Section 7
has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date; or

(c) by mutual consent of Buyer and the Company.

8.2 EFFECT OF TERMINATION

Each party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 13.1,
13.5 and 13.9 and the obligations under that certain Amended Mutual
Non-Disclosure Agreement between Buyer and the Company, which by its terms survive, will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this
Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

9. CLOSING

9.1 CLOSING DATE

The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Sonfield & Sonfield, counsel to Buyer, at 770 South
Post Oak Lane, Houston, Texas 77056 at 10:00 a.m. (local time) on May 15, 2004, or at such other time and place as the parties may agree. Subject to the provisions of Section 8, failure to consummate the purchase and sale provided for in this Agreement on the Closing Date will not result in the termination of this Agreement and will not relieve any party of any obligation under this
Agreement.

9.2 CLOSING DELIVERIES

At the Closing:

(a) The Company and the Shareholders will deliver to Buyer:

(i) such bills of sale, assignments, and other good and
sufficient instruments of conveyance as are necessary to vest
Buyer with good title to the Assets;

(ii) all Design Documentation, any lists of prospective
customers, and any problem lists;

(iii) all copies of the source code for the Software and all copies of the Software in machine-readable form that are in the possession of the Company;

(iv) all of the Company's business records (to the extent not previously delivered to Buyer) as described in Section 1.1(a)(v);

(v) a Non-competition Agreement, executed by each of the
Shareholders in the form of Exhibit 9.2(a)(v)

(vi) an Employment Agreement, executed by each of the
Shareholders in the form of Exhibit 9.2(a)(vi);

(vii) a Stockholders Agreement, executed by the Company, and each of the Shareholders, in the form of Exhibit 9.2(a)(vii);

(viii)a certificate executed by the Chief Executive Officer
of the Company and the Shareholders to the effect that (A) each of the Company's and the Shareholders' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing
Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by the
Company and the Shareholders to Buyer prior to the Closing Date in accordance with Section 4.2), and (B) the Company and the
Shareholders have performed and complied with all covenants and conditions required to be performed or complied with by them prior to or at the Closing;

(ix) a Good Standing Certificate for the Company from all
states in which the Company is authorized to do business;

(x) a copy of resolutions of the Company's Shareholders,
executed after review by them of the information described in
Section 11, as authorizing and approving the Company's execution and delivery of this Agreement and consummation of the
Contemplated Transactions;

(xi) a Subscription Agreement in the form of Exhibit
9.2(a)(xi) hereto executed by Company, and if required by Buyer's counsel, by each Shareholder;

(xii) an opinion of Roger L. Schoss, Esq., dated the date of the Closing, in the form attached hereto as Exhibit 9.2(a)(xii),

(xiii)such other documents, instruments, certificates and
opinions as Buyer may reasonably request for the purpose of
consummating the Contemplated Transactions.

(b) Buyer will deliver to the Company:

(i) a stock certificate, duly executed and registered in the
Company's name, representing the Buyer Shares, as defined on
Schedule 1.2;

(ii) a certificate executed by Buyer to the effect that (A)
each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date and (B) Buyer has performed and complied with all covenants and conditions required to be performed or complied with by it prior to or at the Closing;

(iii) the Employment Agreements, executed by Buyer;

(iv) a Stockholders Agreement, executed by the Buyer, in the form of Exhibit 9.2(a)(vii);

(v) a copy of resolutions adopted by Buyer's board of
directors, certified by an officer of Buyer as having been duly adopted and being in full force and effect as of the Closing Date, authorizing Buyer's execution and delivery of this Agreement and consummation of the Contemplated Transactions;

(vi) a Good Standing Certificate for Buyer from the State of
New York;

(vii) an opinion of Sonfield & Sonfield, dated the date of
the Closing, in the form attached hereto as Exhibit 9.2(b)(vii);
and

(viii)such other documents, instruments, certificates and
opinions as the Company may reasonably request for the purpose of consummating the Contemplated Transactions.

10. INDEMNIFICATION; REMEDIES

10.1 SURVIVAL

All representations and warranties in this Agreement, the Disclosure
Letter, the supplements to the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, reimbursement or other remedy based on such representations and warranties will not be affected by any investigation conducted by Buyer or its agents. Notwithstanding the foregoing, (a) all representations and warranties shall continue in effect if a claim for breach thereof has been made prior to the expiration of the applicable survival period and shall survive until such claim is resolved and (b) any representation or warranty of which either the Company or any Shareholder had knowledge of a misrepresentation or breach at any time prior to the date on which such representation or warranty is made shall survive indefinitely.

10.2 INDEMNIFICATION AND REIMBURSEMENT BY THE COMPANY AND THE SHAREHOLDERS

The Company and the Shareholders jointly and severally, will indemnify and hold harmless Buyer and its employees, officers, directors, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons"), and will reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, but excluding consequential or punitive damages, whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with:

(a) any material misrepresentation or breach of any representation or warranty made by the Company in or pursuant to this Agreement, the
Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by the Company or the Shareholders pursuant to this Agreement;

(b) any non-compliance with or breach by the Company or the
Shareholders of any covenant or obligation of the Company or the
Shareholders in this Agreement;

(c) (i) the operation of the Company's business (including the development, manufacture, sale, shipment, license or use of the Software or other product of, or services provided by, the Company) prior to the
Closing Date, or (ii) any liabilities or obligations of the Company other than the Assumed Obligations; or

(d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company or the
Shareholders (or any Person acting on its or his behalf) in connection with any of the Contemplated Transactions.

10.3 INDEMNIFICATION AND REIMBURSEMENT BY BUYER

Buyer shall indemnify and hold harmless the Company and the Shareholders, and will reimburse the Company and the Shareholders, for any Damages arising from or in connection with:

(a) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(b) any non-compliance with or breach by Buyer of any covenant or obligation of Buyer in this Agreement;

(c) any claim by any Person arising from the Buyer's ownership or utilization of the Assets after the Closing Date (except to the extent such claim relates to a matter for which Buyer is entitled to indemnification pursuant to Section 10.2); or

(d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.4 RIGHT OF SETOFF

Upon notice to the Company specifying in reasonable detail the damages which are the basis for any such set-off, Buyer may set off an amount equal to the known or reasonably anticipated Damages to which it may be entitled under this Section 10 against amounts otherwise payable under Section 1.2. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

10.5 PROCEDURE FOR INDEMNIFICATION-THIRD PARTY CLAIMS

(a) Promptly after receipt by an indemnified party under Section
10.2 or 10.3 of notice of a claim against it (a "Claim"), the indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the Claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

(b) If any Claim referred to in Section 10.5(a) is made against an indemnified party and it gives notice to the indemnifying party of the
Claim, the indemnifying party will, unless the Claim involves tax liabilities, be entitled to participate in the defense of the Claim and, to the extent that it wishes (unless (i) the indemnifying party is also a party to the Claim and the indemnified party determines in good faith that joint representation would result in a conflict of interest, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend the Claim and provide indemnification with respect to the Claim), to assume the defense of the Claim with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of the Claim, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under such Section for any fees of other counsel or any other expenses with respect to the defense of the Claim in each case subsequently incurred by the indemnified party in connection with the defense of the Claim, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Claim, (a) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Claims that may be made against the indemnified party, and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (b)
the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of a Claim and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of the Claim, the indemnifying party will be bound by any determination with respect to the Claim or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party
determines in good faith that there is a reasonable probability that a
Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle the Claim, but the indemnifying party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) The Company, the Shareholders and Buyer hereby consent to the non-exclusive jurisdiction of any court in which a Claim is brought against any indemnified person for purposes of any claim that an indemnified party may have under this Agreement with respect to such Claim or the matters alleged therein, and agree that process may be served on the Company, the Shareholders and Buyer with respect to such a claim anywhere in the world.

10.6 PROCEDURE FOR INDEMNIFICATION-OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11. SECURITIES LAW MATTERS

The Company, the Shareholders and Buyer agree as follows with respect to the purchase and the sale or other disposition of the Purchase Shares by the
Company and the Shareholders after the Closing:

11.1 ACQUISITION AND DISPOSITION OF PURCHASE SHARES

The Company and each of the Shareholders represents and warrants that the
Company and each Shareholder:

(a) has received and reviewed Buyer's audited balance sheets, statements of operations, and cash flow (together with all notes and opinions thereto of Kingery, Crouse & Hohl, P.A.) for the fiscal year ended December 31, 2003 and a general description of Buyer's business plan.

(b) (i) was provided the opportunity to ask questions of and receive answers from Buyer, or its representative, concerning the operations, business and financial condition of Buyer, and all such questions have been answered to his full satisfaction and any information necessary to verify such responses has been made available to him; (ii)
has received such documents, materials and information as he deems necessary or appropriate for evaluation of Buyer Shares, and further confirms that he has carefully read and understands these materials and has made such further investigation as was deemed appropriate to obtain additional information to verify the accuracy of such materials; (iii)
confirms that Buyer Shares were not offered to him by any means of general solicitation or general advertising; (iv) he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Purchase Shares;
(v) the Company is acquiring the Purchase Shares for its own account, for investment purposes only, and not with a view towards the sale or other distribution thereof, in whole or in part, except for a distribution to the Shareholders to the extent such distribution (A) will not violate any state or federal security laws, (B) will not cause the issuance of such
Purchased Shares to the Company to violate any state or federal security laws, and (C) will not require any registration of such Purchased Shares or other information to be filed by the Company or Buyer with respect to the Purchased Shares or any other Buyer Shares.

12. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified:

"Applicable Contract"-any Contract which relates directly or indirectly to the Assets or to services rendered to or by or to be rendered to or by the
Company.

"Buyer's Closing Documents"-the documents to be delivered by Buyer to the
Company pursuant to Section 9.2(b).

"Closing Date"-the date and time as of which the Closing actually takes place.

"Company's Closing Documents"-the documents to be delivered by the Company and the Shareholders to Buyer pursuant to Section 9.2(a).

"Consent"-any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions"-all of the transactions contemplated by this
Agreement, including:

(i) the sale of the Assets by the Company to Buyer;

(ii) the execution, delivery, and performance of the
Company's Closing Documents and Buyer's Closing Documents; and

(iii) the performance by Buyer and the Company and the
Shareholders of their respective covenants and obligations under this Agreement and the Employment Agreement as applicable.

"Contract"-any agreement, contract, obligation, promise, or undertaking
(whether written or oral and whether express or implied) that is legally binding and (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the Assets is or may become bound.

"Design Documentation"-all documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow-charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Software.

"Disclosure Letter"-the disclosure letter delivered by the Company to
Buyer concurrently with the execution and delivery of this Agreement.

"Encumbrance"-any claim, lien, pledge, charge, security interest, equitable interest, option, right of first refusal, condition, or other restriction or adverse claim of rights of any kind, including any restriction on use, transfer, voting (in the case of a security), receipt of income, or exercise of any other attribute of ownership.

"Governmental Authorization" any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any
Legal Requirement.

"Governmental Body"-any:

(i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii) federal, state, local, municipal, foreign, or other
government;

(iii) governmental or quasi-governmental authority of any
nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal);

(iv) multi-national organization or body; or

(v) body exercising, or entitled or purporting to exercise,
any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Legal Requirement"-any federal, state, local, municipal, foreign, or other constitution, ordinance, regulation, statute, treaty, or other law adopted, enacted, implemented, or promulgated by or under the authority of any
Governmental Body or by the eligible voters of any jurisdiction, and any agreement, approval, consent, injunction, judgment, license, order, or permit by or with any Governmental Body to which the Company is a party or by which the
Company is bound.

"Order"-any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"-an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

(i) such action is consistent with the past practices of such
Person and is taken in the ordinary course of the normal
day-to-day operations of such Person;

(ii) such action is not required to be authorized by the
board of directors of such Person (or by any Person or group of
Persons exercising similar authority); and

(iii) such action is similar in nature and magnitude to
actions customarily taken, without any authorization by the board of directors (or any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day
operations of other Persons that are in the same line of business as such Person.

"Person" any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or
Governmental Body.

"Proceeding"-any suit, litigation, arbitration, hearing, audit, investigation, or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Related Person"-with respect to a particular individual:

(i) each other member of such individual's Family; and

(ii) any Person that is directly or indirectly controlled by any one or more members of such individual's Family.

With respect to a specified Person other than an individual:

(i) any Person that, directly or indirectly, controls, is
controlled by, or is under common control with such specified
Person; and

(ii) each Person that serves as a director, executive
officer, general partner, executor, agent, employee or trustee of such specified Person (or in a similar capacity);

For purposes of this definition, the "Family" of an individual includes
(i) such individual, (ii) the individual's spouse and former spouses, (iii) any lineal ancestor descendant of the individual, or (iv) a trust for the benefit of the foregoing. A Person will be deemed to control another Person, for purposes of this definition, if the first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management policies of the second Person, (x) through the ownership of voting securities, (y) through common directors, trustees or officers, or (z) by contract or otherwise.

"Representative"-with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such
Person, including legal counsel, accountants, and financial advisors.

"Trade Secrets"-all licenses, processes, algorithms, formulae, designs, methods, trade secrets, inventions, proprietary or technical information, Design
Documentation and data covering or embodied in any software or other assets owned by the Company or used in the conduct of its business.

13. GENERAL PROVISIONS

13.1 EXPENSES

The Company and the Shareholders, on the one hand, and Buyer, on the other hand, will each bear their own expenses incurred in connection with the
Contemplated Transactions. The Company will pay any legal, accounting, or other expenses incurred by the Company in connection with the Contemplated
Transactions.

13.2 NOTICES

All notices, consents, waivers, and other communications under this
Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand; (b) when sent by telecopier, provided that a copy is mailed by U.S. certified mail, return receipt requested; or (c) one day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

if to Power3:

Power3 Medical Products, Inc.
8374 Market Street, Suite 439
Bradenton, Florida 34202
Attn: Tim Novak, President
Facsimile: (270) 423-6811

with a copy to (which shall not constitute notice to such party):

Robert L. Sonfield, Jr., Esq.
Sonfield & Sonfield
770 South Post Oak Lane, Suite 435
Houston, Texas 77056-1937
Facsimile: (713) 877-1547

if to the Company:

Advanced Bio/Chem, Inc. d/b/a ProtcEx
4800 Research Forest Drive
The Woodlands, Texas 77381
Attn: Stephen B. Rash, President
Facsimile: (281) 363-7935

with a copy to (which shall not constitute notice to the Company):

Schoss & Associates
807 S. Post Oak Lane Ste 223
Houston, Texas 77056
Attn: Mr. Roger L. Schoss
Facsimile 713-686-4605

13.3 FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of the Contemplated
Transactions.

13.4 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

13.5 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior oral or written agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

13.6 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer; provided, no such assignment shall relieve Buyer of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

13.7 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.8 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect their construction or interpretation. All references to
"Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "include"
or "including" does not limit the preceding words or terms. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

13.9 CONFIDENTIALITY OF AGREEMENT

The Company and the Shareholders will keep the terms of this Agreement and the other agreements contemplated by this Agreement confidential and will not, without the prior consent of Buyer, disclose such terms to any person or entity other than their accountant ` s and attorneys who agree to be bound by this confidentiality provision, provided that this confidentiality obligation will terminate with respect to any information that becomes generally available to the public through no fault of the Company or the Shareholders or their accountants or attorneys or where required by law.

13.10 GOVERNING LAW

This Agreement will be governed by and construed under the laws of the
State of New York without regard to conflicts of laws principles.

13.11 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Purchase Agreement as of the date first written above.

Buyer: Company:
Power3 Medical Products, Inc. ADVANCED BIO/CHEM, INC. D/B/A PROTEEX

By: /s/ Tim Novak             By: /s/ Steven B. Rash
Tim Novak, President             Steven B. Rash, CEO

Shareholders:

----------------------------
Steven B. Rash

----------------------------
Ira Goldknopf